EXHIBIT 99.1
                                  ------------

NEWS FOR IMMEDIATE RELEASE                    CONTACT: BRIEN M. CHASE, CFO
MAY 6, 2004                                            (304) 525-1600


                         PREMIER FINANCIAL BANCORP, INC.
                       REPORTS FIRST QUARTER 2004 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $633 million community bank holding company with seven bank subsidiaries announced positive earnings results for the first quarter of 2004. Premier realized net income of $511,000 (10 cents per share) during the quarter ending March 31, 2004, $482,000 from continuing operations and $29,000 from discontinued operations. [The discontinued operation is Premier's wholly-owned subsidiary Citizens Bank (Kentucky), Inc. ("Citizens Bank") which is under a definitive agreement to sell. The following discussion relates only to continuing operations.] The $482,000 of income from continuing operations in the first quarter of 2004 compares to a $365,000 (7 cents per share) net loss reported for the first quarter of 2003 and a $596,000 (11 cents per share) net loss reported for the fourth quarter of 2003.

Net interest income for the quarter ending March 31, 2004 totaled $4.446 million, compared to $5.101 million of net interest income earned in the first quarter of 2003 and $4.480 million earned in the fourth quarter of 2003. When compared to the fourth quarter of 2003, net interest income has remained relatively stable from quarter to quarter as declines in loan interest income have been substantially offset by declines in interest expense on deposits. The decline in 2004 net interest income when compared to the first quarter of 2003 is the result of lower loans outstanding and the significant volume ($10.7 million) of loans on non-accrual at Premier's subsidiary Farmers Deposit Bank.

During the quarter ending March 31, 2004, Premier made provisions to the allowance for loan losses of $135,000 compared to $2,267,000 during the same period of 2003 and $2,125,000 in the fourth quarter of 2003. The significant provisions in the prior periods were primarily the result of loan problems identified at Farmers Deposit Bank after the former president of the bank resigned. The decrease in the provision in 2004 was the result of identifying little additional risk of probable losses in the loan portfolio. As a result, the allowance for loan losses at March 31, 2004 was 4.19% of total loans compared to 4.31% of total loans at year-end 2003 and 2.67% of total loans at March 31, 2003.

President and CEO, Robert W. Walker commented, "We are constantly working to improve our operations and thus increase the `bottom line'. In August 2003, we employed a senior credit analyst at the holding company to review and make recommendations on large loans during the approval process. These loans are then approved or rejected by a committee made up of affiliate bank CEO's, myself and the Director of Risk Management. We feel these steps have significantly improved our credit underwriting. In April 2004, we hired an internal auditor at the holding company to enhance the internal audit function. We believe this will help us identify and resolve any potential operational issues more quickly and efficiently than ever before. Finally we hope to close the sale of our Citizens Bank (Kentucky) affiliate early in the third quarter. We hope the anticipated increase in liquidity and profit from the sale will help strengthen the financial position of the company. "

Net overhead for the quarter ending March 31, 2004 totaled $3.626 million. This compares to $3.628 million in the first quarter of 2003 (which included $124,000 of expenses related to the early redemption of $3.0 million of Premier Trust Preferred Securities (NASDAQ/NMS-PFBIP)), and $3.717 million in the prior calendar quarter. When compared to the first quarter of 2003, increased professional fee expense in 2004 was partially offset by lower staff costs and occupancy expense plus an increase in non-interest income, primarily service charges on deposit accounts. When compared to the prior calendar quarter (4th Qtr 2003), higher staff costs in 2004 were more than offset by lower OREO writedowns. General declines in other types of non-interest expense were only partially offset by lower non-interest income, primarily service charges on deposit accounts.

Total assets from continuing operations as of March 31, 2004 of $553 million were 1.8% greater than the $543 million of total assets of continuing operations at year-end, largely due to $6.0 million of investment purchases late in March that did not settle until April. Shareholders' equity of $46.5 million equaled 7.3% of total assets at March 31, 2004 and 8.4% of total assets of continuing operations. This compares to shareholders' equity of $45.5 million or 7.3% of total assets at December 31, 2003.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ending March 31, 2004.



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PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)


                                                      For the Quarter Ended
                                                   March 31           March 31
                                                     2004               2003
                                                                     (Restated)
Interest Income                                       7,055             8,606
Interest Expense                                      2,609             3,505
  Net Interest Income                                 4,446             5,101
Provision for Loan Losses                               135             2,267
  Net Interest Income after Provision                 4,311             2,834
Non-Interest Income                                     846               724
Securities Transactions                                  10               189
Non-Interest Expenses                                 4,472             4,352
  Income (Loss) from Continuing
    Operations Before Taxes                             695              (605)
Income Taxes (Benefit)                                  213              (240)
  Income (Loss) from
    Continuing Operations                               482              (365)
Income (Loss) from
   Discontinued Operations                               29               (27)
  NET INCOME (LOSS)                                     511              (392)
  EARNINGS (LOSS) PER SHARE                            0.10             (0.07)
    FROM CONTINUING OPERATIONS                         0.09             (0.07)

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

                                                         Balances as of
                                                   March 31         December 31
                                                     2004              2003
ASSETS
Cash/Due From Banks/Fed Funds                        48,687            33,473
Securities Available for Sale                       145,690           147,646
Loans (net)                                         314,429           317,494
Other Real Estate Owned                               3,661             3,187
Other Assets                                         24,702            25,613
Goodwill                                             15,816            15,816
Assets of Discontinued Operation                     80,630            79,163
     TOTAL ASSETS                                   633,615           622,392

LIABILITIES
Deposits                                            450,322           455,474
Fed Funds/Repurchase Agreements                       6,000                 0
Other Debt                                           19,220            18,307
Junior Subordinated Debentures                       26,546            26,546
Other Liabilities                                    12,276             5,129
Liabilities of Discontinued Operations               72,797            71,396
     TOTAL LIABILITIES                              587,161           576,852
Stockholders' Equity                                 46,454            45,540
     TOTAL LIABILITIES &
       STOCKHOLDERS' EQUITY                         633,615           622,392

TOTAL BOOK VALUE PER SHARE                             8.88              8.70

Non-Accrual Loans                                    14,775            11,958
Loans 90 Days Past Due and Still Accruing             1,240             4,137